Registration No. 333-______
As filed with the United States Securities and Exchange Commission on August 1, 2016
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________
REXNORD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-5197013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
247 Freshwater Way, Suite 300 Milwaukee, Wisconsin (Address of Principal Executive Offices)	53204 (Zip Code)
__________________
REXNORD CORPORATION
PERFORMANCE INCENTIVE PLAN
(Full title of the plan)
___________________

PATRICIA M. WHALEY Vice President, General Counsel and Secretary Rexnord Corporation 247 Freshwater Way, Suite 300 Milwaukee, Wisconsin 53204	Copy to: KENNETH V. HALLETT Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202
(Name and address of agent for service) (414) 643-3739 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value per share	3,800,000 shares	$21.24 (2)	$80,712,000 (2)	$8,127.70

(1)
The Rexnord Corporation Performance Incentive Plan (formerly known as the Rexnord Corporation 2012 Performance Incentive Plan) (the “Plan”) initially provided by its terms for the issuance of up to 8,350,000 shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”). The Registrant filed a Registration Statement on Form S-8 with the Securities and Exchange Commission on March 29, 2012 (File No. 333-180450) related to 8,350,000 shares of Common Stock issuable under the Plan. On July 28, 2016, the Plan was amended and restated by the Registrant’s stockholders, with such amendments effective as of May 18, 2016, to increase the number of shares of Common Stock reserved for future issuance pursuant to the Plan by 3,800,000 shares.

The Plan provides for possible adjustment of the number of and class of and/or price of shares subject to outstanding awards, in the event of certain capital or other changes affecting the Common Stock. Thus, in addition to the above stated 3,800,000 shares, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement on Form S-8 also covers an indeterminate number of shares of Common Stock that may become subject to the Plan by means of any such adjustment.

(2)
Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon the average of the high and low sales prices of the Registrant’s Common Stock on the New York Stock Exchange on July 29, 2016.

STATEMENT UNDER GENERAL INSTRUCTION E
REGISTRATION OF ADDITIONAL SECURITIES
This Registration Statement on Form S-8 is being filed by Rexnord Corporation (the “Registrant”) pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 3,800,000 additional shares of common stock, par value $.01 per share (the “Common Stock”), for issuance pursuant to the Rexnord Corporation Performance Incentive Plan (formerly known as the Rexnord Corporation 2012 Performance Incentive Plan) (the “Plan”). This Registration Statement on Form S-8 incorporates by reference the contents of the Registrant’s previous Registration Statement on Form S-8 (File No. 333-180450), which was filed with the Securities and Exchange Commission (the “Commission”) on March 29, 2012, except as amended hereby.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant (Commission File No. 001-35475) pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016;

(c)
The Registrant’s Current Reports on Form 8-K dated April 5, 2016, April 26, 2016 (only Item 2.06), June 1, 2016, and July 28, 2016, and the Forms 8-K, dated May 18, 2016, filed under Item 5.02 and Item 8.01, respectively; and

(d)
The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A/A filed by the Registrant with the Commission on July 15, 2014, and any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 8.  Exhibits.
See the Exhibit Index following the Signatures page in this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.
Item 9.  Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

….
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
....
(h)    Reference is made to the indemnification provisions described in Item 6 of the Registrant’s previous Registration Statement on Form S-8 (File No. 333-180450); as noted above, portions of such Registration Statement on Form S-8 are incorporated by reference into this Registration Statement on Form S-8.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

* * *

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on August 1, 2016.

Rexnord Corporation
(Registrant)

By:	/s/ Todd A. Adams
Todd A. Adams
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd A. Adams, Mark W. Peterson and Patricia M. Whaley, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

Name	Capacity
/s/ Todd A. Adams	President, Chief Executive Officer (Principal Executive Officer) and Director
Todd A. Adams
/s/ Mark W. Peterson	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Mark W. Peterson

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Name	Capacity
/s/ Paul W. Jones	Director
Paul W. Jones
/s/ Mark S. Bartlett	Director
Mark S. Bartlett
/s/ Thomas D. Christopoul	Director
Thomas D. Christopoul
/s/ Theodore D. Crandall	Director
Theodore D. Crandall
/s/ George C. Moore	Director
George C. Moore
/s/ David C. Longren	Director
David C. Longren
/s/ John M. Stropki	Director
John M. Stropki
/s/ John S. Stroup	Director
John S. Stroup
/s/ Robin A. Walker-Lee	Director
Robin A. Walker-Lee

*Each of these signatures is affixed as of August 1, 2016.

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Rexnord Corporation
(the “Registrant”)

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein by Reference To	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended through April 3, 2012	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated April 3, 2012.
4.2	Amended and Restated By-Laws of the Registrant as adopted on July 14, 2014	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated July 14, 2014.
4.3	Rexnord Corporation Performance Incentive Plan	Appendix A to Registrant’s Definitive Proxy Statement on Schedule 14A, filed on June 10, 2016.
5	Opinion of Quarles & Brady LLP		X
23.1	Consent of Ernst & Young LLP		X
23.2	Consent of Quarles & Brady LLP		Contained in Opinion filed as Exhibit 5
24	Powers of Attorney		Contained in Signatures page to this Registration Statement

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